Exhibit 10.1(c)

EVOLVING SYSTEMS LIMITED

BRIDGE BANK, N.A.

LOAN AGREEMENT

This LOAN AGREEMENT is entered into as of February 22, 2008, by and between BRIDGE BANK, N.A. (“Bank”) and EVOLVING SYSTEMS LIMITED (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.             DEFINITIONS AND CONSTRUCTION.

1.1          Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means, with respect to any Person, all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to such Person arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by such Person, whether or not earned by performance.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any other Person that controls directly or indirectly such Person, any other Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers and directors. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of securities or other interests, by contract or otherwise

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means, as of any date of determination, an amount equal to eighty percent (80%) of Eligible Accounts plus one hundred percent (100%) of Eligible Cash, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

“Borrowing Base Certificate” means such certificate executed by Borrower and Parent (as to their respective Eligible Accounts and Eligible Cash) in the form attached hereto as Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California or London, United Kingdom are authorized or required to close.

“Capital Expenditures” means for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) made by the Credit Parties and their consolidated Subsidiaries during such period that are required to be treated as capital expenditures under GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means (i) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50 percent (50%) of the total voting power of Parent or (ii) the date a majority of members of the Board of Directors of Parent is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Parent before the date of the appointment or election or (iii) the date any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or group) ownership of stock of Parent possessing 30 percent (30%) or more of the total voting power of the stock of Parent.

“Closing Date” means the date of this Agreement.

“Collateral” means collectively, all property, interests in property, collateral and/or security granted and/or securities pledged to Bank by Borrower and any other Person to secure the Obligations, or any part thereof, pursuant to the Loan Documents, including, without limitation, all property in which a Lien is granted pursuant to the Security Documents to secure the Obligations, or any part thereof.

“Contingent Obligation” means, as applied to any Person, any agreement, undertaking or arrangement by which such Person assures, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, including, without limitation, any so-called “keepwell” or “makewell” agreement, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, (v) with respect to any letter of credit of such Person or as to which that Person is otherwise liable for reimbursement of drawings, or (vi) with respect to any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, applications to register and registrations of the same, and like protections in works of authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Credit Parties” means each of Borrower, the UK Guarantor, the U.S. Guarantor and any other Subsidiary of Parent that becomes a Credit Party pursuant to Section 6.13 hereof. For the avoidance of doubt, Evolving Systems GmbH is not a Credit Party.

“Cross License Agreement” means, collectively, (i) the Intercompany License Agreement, dated as of October 17, 2005, between Parent as licensor, and Borrower, as licensee, and (ii) the Intercompany License Agreement, dated as of October 17, 2005 between Borrower, as licensor, and Parent, as licensee.

“Daily Balance” means the outstanding principal amount of the Obligations owed at the end of a given day.

“Debenture” means the debenture dated on or about the date hereof between Borrower and Bank.

“EBITDA” means with respect to Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication for any period the sum of the following for such period, all determined in accordance with GAAP:

(a)           Net Income;

(b)           plus the sum of the following, to the extent deducted in determining such Net Income and without duplication:

                (i)            Interest Expense;

                (ii)           franchise and income taxes;

                (iii)          depreciation, amortization and impairment expense;

                (iv)          all other non-cash and/or non-recurring charges and expenses approved by Bank in its reasonable discretion (but including, without requiring approval of Bank, non-cash charges related to accounting for employee stock option plans as required by FAS 123R) excluding (A) accruals for cash expenses made in the ordinary course of business and (B) write-offs of accounts receivable;

                (v)           loss from any sale of assets, other than sales in the ordinary course of business;

                (vi)          extraordinary losses from the sale of securities or the extinguishment of debt; and

(c)           minus the sum of the following, to the extent included in determining such Net Income and without duplication:

                (i)            gain from any sale of assets, other than sales in the ordinary course of business;

                (ii)           extraordinary gains from the sale of securities or the extinguishment of debt;

                (iii)          all other non-cash and/or non-recurring income that is in each case not operating income;

                (iv)          proceeds of insurance (other than business interruption insurance); and

                (v)           the amounts that would be accrued in connection with TSE Contingent Obligations if the Credit Parties accrued for such amounts.

For purposes of computing EBITDA, the EBITDA of any Person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with a Credit Party or a Subsidiary thereof that Person’s assets and acquired by a Credit Party or a Subsidiary thereof shall be excluded.

“Eligible Accounts” means, at any time, those Accounts of Borrower and Parent that arise in the ordinary course of Borrower’s or Parent’s business that comply in all material respects with all of Borrower’s and Parent’s representations and warranties to Bank set forth in the Loan Documents to the extent such provisions are applicable to the Borrower’s or Parent’s Accounts and shall include both (i) Accounts that create offsetable deferred revenue and (ii) Accounts with respect to the account debtors listed on Appendix 1 attached hereto (or any successor of any such account debtor); provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment based upon the results of an audit performed by Bank in accordance with Section 4.1 and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)           Accounts that the account debtor has failed to pay within ninety (90) days of invoice date, other than Qwest, Vodafone Egypt and Cable & Wireless Panama (or any of their respective successors), which Accounts shall be included as Eligible Accounts provided that such Accounts are within one hundred-twenty (120) days of invoice date;

(b)           Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date (or, in the case of Qwest, Vodafone Egypt and Cable & Wireless Panama, or any of their respective successors, within one-hundred twenty (120) days of invoice date);

(c)           Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

(d)           Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional, in each case solely to the extent thereof;

(e)           Accounts with respect to which the account debtor is an Affiliate of Borrower;

(f)            Accounts with respect to which the account debtor does not have its principal place of business in the United States, except Eligible Foreign Accounts;

(g)           Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(h)           Accounts with respect to which Borrower or Parent is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower or Parent or for deposits or other property of the account debtor held by Borrower or Parent, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower or Parent, as the case may be;

(i)            Accounts with respect to an account debtor, including Subsidiaries and Affiliates of such account debtor, whose total obligations to Borrower or Parent exceed thirty percent (30%) of all Accounts of Borrower and Parent (other than for AT&T and T-Mobile (and any successor thereof) which percentage shall be sixty-percent (60%)), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)            Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its reasonable discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; provided that so long as adequate post-petition financing is being provided to such account debtor, post-petition Accounts of such account debtor may be deemed Eligible Accounts by and to the extent of Bank in its reasonable discretion;

(k)           Retentions and hold-backs;

(l)            Bonded Accounts; and

(m)          Accounts with respect to Accenture, American Telecommunication, Inc., Bulgaria Telecom, MTN Nigeria, Vodafone Egypt, Vodafone Japan, and Wireless Trade (or any of their respective successors), solely to the extent of the percentage of foreign tax withholding set forth in the chart in Appendix 1 for the applicable account debtor.

“Eligible Cash” means (i) Cash of Parent and its U.S. Subsidiaries and (ii) Cash of Borrower and the other Subsidiaries of Parent that are incorporated, organized or formed in the United Kingdom.

“Eligible Foreign Accounts” means Accounts of Borrower and Parent with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, (ii) are owing from an account debtor identified in Appendix 1 (or any successor of any such account debtor), (iii) are billed and collected in the United Kingdom and that are the subject of a Lien in accordance with the Security Documents or (iv) Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Event of Default” has the meaning assigned in Article 8.

“Fixed Charge Coverage Ratio” means for the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication, on any date of determination, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures minus income and franchise taxes paid in cash, to (b) Fixed Charges, in each case for the twelve months then ending.

“Fixed Charges” means, for any period, the sum of the following for the Credit Parties and their consolidated Subsidiaries, on a consolidated basis and without duplication: (a) Total Debt Service and (b) dividends, repurchases or redemptions of equity and/or distributions paid in cash.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a U.S. Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, foreign, municipal, national, provincial, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Guarantees” means any guaranty executed by a Guarantor to secure any of the Obligations including without limitation, the guarantees entered into pursuant to Section 6.13.

“Guarantor” means any Credit Party other than Borrower, and “Guarantors” shall mean all such other Credit Parties.

“Hedging Agreements” means any swap agreements (as defined in Section 101 of the U.S. Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates and entered into for bona fide hedging purposes and not for speculation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred and payable in the ordinary course of business of such Person), (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all capital lease obligations and (f) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

“Insolvency Proceeding” means (a) with respect to a Person incorporated, organized or formed in a jurisdiction in the United States, any proceeding commenced by or against such Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief and (b) with respect to a Person incorporated, organized or formed in the United Kingdom, any proceeding commenced by or against such Person under the Insolvency Act 1986.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following: (1) Copyrights, Trademarks, Patents, and trade secrets; (2) claims for damages by way of past, present and future infringement of any of the rights included above; (3) all licenses or other rights to use any of the Copyrights, Patents or Trademarks included above, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (4) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents included above; and (5) all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing included above.

“Interest Expense” means total interest expense generated during the period in question (including attributable to conditional sales contracts, capital leases and other title retention agreements in accordance with GAAP and all unused line and commitment fees and administrative and similar fees) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication with respect to all outstanding Indebtedness, including accrued interest and interest paid in kind and capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, net costs under Hedging Agreements and fees payable to Bank on the Closing Date under Section 2.5.

“Inventory” means all “inventory” (as defined in the Code) in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lending Office” means, with respect to Bank (including any Transferee), the office or offices of Bank specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of Bank as it may from time to time notify Borrower.

“Letter of Credit Exposure” means, at the time in question, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit, plus (ii) the aggregate unreimbursed amount of all drawn Letters of Credit, in each case at such time.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any promissory note executed by Borrower evidencing the Advances, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the enforceability or priority of Bank’s security interests in the Collateral.

“Net Income” means, for any period, the net income (or loss) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (a) the income (or loss) of any Person in which any other Person (other than a Credit Party or a “Credit Party” under and as defined in the US Loan Agreement) has a joint ownership interest, except to the extent of the amount of dividends or other distributions actually paid to any Credit Party by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes or is merged into or consolidated with a Credit Party or a “Credit Party” under and as defined in the US Loan Agreement or that Person’s assets are acquired by a Credit Party or a “Credit Party” under and as defined in the US Loan Agreement, (c) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (d) the income (loss) associated with any Hedging Agreements.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding involving Borrower.

“Organizational Documents” means (a) for any corporation, the memorandum and/or certificate or articles of incorporation, the bylaws, any certificate of designation, or other instrument relating to the rights of preferred shareholders or stockholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization.

“Parent” means Evolving Systems, Inc., a Delaware corporation.

“Patents” means all patents and patent applications, including without limitation divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means:

(a)           Indebtedness in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule including extensions and replacements thereof provided that the principal amount of such Indebtedness as of the date of such extension or replacement is not increased and the maturity and weighted average life thereof are not shortened;

(c)           Indebtedness not to exceed an amount equal to $250,000 in the aggregate at any time outstanding constituting capital lease obligations;

(d)           Indebtedness incurred after the Closing Date secured by Liens permitted under clause (c)(i) of the definition of “Permitted Liens” provided (i) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of the subject property and (ii) the aggregate amount thereof outstanding at any given time does not exceed an amount equal to $200,000;

(e)           Subordinated Debt;

(f)            inter-company unsecured Indebtedness arising from loans made by Borrower to its Wholly-Owned Subsidiaries that are Credit Parties to fund working capital requirements of such Subsidiaries in the ordinary course of business; provided, that, upon the request of Bank, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to Bank, the sole originally executed counterparts of which shall be pledged and delivered to Bank as security for the Obligations;

(g)           inter-company unsecured Indebtedness not listed in the Schedule on the Closing Date arising from loans made by Borrower to Evolving Systems GmbH, a German corporation, so long as Evolving Systems GmbH is a Wholly-Owned Subsidiary of Borrower, to fund working capital requirements of such Subsidiary in the ordinary course of business; provided, that, that upon the request of Bank, such Indebtedness shall be evidenced by promissory note(s) having terms (including subordination terms) satisfactory to Bank, the sole originally executed counterpart(s) of which shall be pledged and delivered to Bank as security for the Obligations; provided, however, that the aggregate amount of Investments permitted pursuant to subsection (i) of the definition of Permitted Investments and outstanding Indebtedness permitted pursuant to this subsection (g) does not exceed $100,000 at any time;

(h)           the incurrence by Borrower or any Subsidiary thereof of Indebtedness up to an amount equal to $50,000 arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(i)            unsecured Indebtedness of Borrower or its Subsidiaries incurred in connection with the financing of insurance premiums in the ordinary course of business with respect to insurance required or permitted under Section 6.5 up to an amount equal to $500,000 in aggregate annual premiums;

(j)            Borrower or any of its Subsidiaries that are Credit Parties may enter into guarantees of Indebtedness of Borrower or any such Subsidiary that is a Credit Party otherwise permitted under the other subsections of this definition of “Permitted Indebtedness”;

(k)           Borrower may enter into unsecured Hedging Agreements in the ordinary course of business for bona fide hedging purposes and not for speculation in an aggregate notional or contract amount not to exceed $250,000 outstanding at any time;

(l)            Contingent Obligations in respect of Borrower’s guarantee of the expenses incurred by certain employees in connection with the use of credit cards sponsored by Borrower in an aggregate amount not to exceed $150,000 at any time outstanding;

(m)          Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and

(n)           other unsecured Indebtedness of Borrower and its Subsidiaries not to exceed an amount equal to $50,000 in the aggregate outstanding at any time.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Schedule;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts or other money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iii) above;

(c)           Investments created by the Loan Documents;

(d)           trade credit extended by Borrower and its Subsidiaries in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)           Investments constituting inter-company Permitted Indebtedness;

(f)            loans to employees and advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, not to exceed an amount equal to $25,000 in the aggregate at any time outstanding;

(g)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(h)           Investments constituting transactions otherwise permitted under this Agreement;

(i)            Investments in the Capital Stock of Evolving Systems GmbH not listed in the Schedule on the Closing Date; provided that the aggregate amount of such Investments permitted under this subsection (i) and the outstanding Indebtedness permitted under subsection (g) of the definition of Permitted Indebtedness shall not exceed $100,000 at any time;

(j)            Investments by Borrower or any of its Subsidiaries in any Subsidiary of Borrower that is or concurrent with such Investment becomes a Credit Party;

(k)           Investments received in compromise or resolution of litigation or arbitration proceedings with Persons who are not Affiliates of Borrower up to an amount equal to $50,000 in the aggregate; and

(l)            Investments represented by prepaid expenses made in the ordinary course of business.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement, the other Loan Documents or any of the US Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and, with respect to this clause (ii), all such items do not exceed $250,000 against Persons organized in the United States in the aggregate at any time or such items do not exceed $1,500,000 against Persons organized outside the United States in the aggregate at any time;

(c)           (i) Purchase money Liens securing Indebtedness permitted under clause (d) of the definition of “Permitted Indebtedness”; provided, that (x) any such Lien attaches to the subject property concurrently with or within twenty (20) days after the acquisition thereof, (y) such Lien attaches only to the subject property; and (ii) Liens arising under capital leases permitted under clause (c) of the definition of “Permitted Indebtedness” to the extent such Liens attach only to the property that is the subject of such capital leases;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)           Statutory Liens of landlords, carriers, warehousemen, mechanics and/or materialmen and other similar Liens imposed by law or that arise by operation of law in the ordinary course of business that, in any such case, are only for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings (which have the effect of preventing or staying the forfeiture or sale of the property subject thereto) and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

(f)            Liens incurred or deposits or pledges made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation,

unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations (other than for the repayment of Indebtedness);

(g)           Any attachment or judgment Lien provided that the enforcement of such Liens is effectively stayed, satisfied, vacated, dismissed or discharged within 30 days of issuance or execution and such Liens secure claims not otherwise constituting an Event of Default;

(h)           Easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real property of Borrower and any Subsidiaries incurred in the ordinary course of business that, either individually or in the aggregate, are not substantial in amount, do not interfere in any material respect with the use of the property affected or the ordinary conduct of the business of Borrower and do not result in material diminution in value of the property subject thereto;

(i)            Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, recoupment, combination of accounts or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(j)            Liens that arise under customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into with unaffiliated third parties in the ordinary course of business; and

(k)           Liens of licensors and sublicensors on licenses and sublicenses of Intellectual Property Collateral or other intellectual property (if any) of Borrower or any Subsidiary thereof entered into in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal on the date of measurement, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means, (a) with respect to any Credit Party, the chief executive officer or the president of such Credit Party, or any other officer having substantially the same authority and responsibility; or (b) with respect to compliance with financial covenants or delivery of financial information under this Agreement, the chief financial officer or the treasurer of Borrower or Parent, as the case may be, or any other officer having substantially the same authority and responsibility.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2.1(a) hereof or Letters of Credit, as specified in Section 2.1(b).

“Revolving Line Limit” means Five Million Dollars ($5,000,000).

“Revolving Maturity Date” means February 22, 2011.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Security Documents” means, collectively, the Debenture, the Guarantees, the Share Charge, and all other agreements, documents and instruments that create or perfect the Liens in the Collateral, as the same may be modified, amended or supplemented from time to time.

“Senior Debt” means, on any date of determination, the Obligations hereunder and all Indebtedness under the US Loan Agreement (provided that, for purposes of determining the Indebtedness outstanding under this Agreement and under the “Revolving Loan Facility” under (and as defined in) the US Loan Agreement as of the end of each fiscal quarter, “Senior Debt” shall mean the average daily amount of outstanding principal and accrued interest on the Revolving Facility and the “Revolving Facility” under (and as defined in) the US Loan Agreement for such fiscal quarter), on a consolidated basis and without duplication. For all purposes of this Agreement, the term “Senior Debt” shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation or fees, whether under GAAP or otherwise.

“Share Charge” means the charge by the UK Guarantor of the entire issued share capital of Borrower in favor of Bank dated on or about the date hereof.

“Shares” means (i) the Capital Stock owned or held of record or beneficially by Borrower on the Closing Date as listed on Annex A hereto (and the certificates, copies of which are attached hereto, representing such shares, securities and/or interests, if any) and (ii) all other Capital Stock, equity securities and ownership interests of any future direct Subsidiary of Borrower; provided, however, that “Shares” shall not include any shareholding in Evolving Systems GmbH.

“Subordinated Debt” means any debt incurred by Borrower or any of its Subsidiaries that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means, as to any initial Person, any other Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such initial Person or one or more of its Subsidiaries. For purposes of the Loan Documents, any reference to “Subsidiary” shall be deemed to refer to a Subsidiary of Borrower unless the context provides otherwise.

“Total Debt” means, on any date of determination, the total Indebtedness of the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication, including, without limitation, all Indebtedness under the Loan Documents, US Loan Documents and all accrued interest on the foregoing (including, without limitation, all interest paid in kind) and all capital lease obligations and including, without duplication, Contingent Obligations consisting of guarantees of Indebtedness that otherwise would constitute Total Debt of other Persons (provided that, for purposes of determining the Indebtedness outstanding under any revolving credit facility (including this Agreement and the US Loan Agreement) as of the end of each fiscal quarter, “Total Debt” shall mean the average daily amount of outstanding principal and accrued interest on such revolving credit facility for such fiscal quarter). For all purposes of this Agreement, the term “Total Debt” shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation or fees, whether under GAAP or otherwise.

“Total Debt Service” means, for any period, the sum for Credit Parties and their consolidated Subsidiaries on a consolidated basis of (a) scheduled payments of principal on any an all Total Debt during such period, (b) other required payments of principal on Total Debt other than the Obligations, (c) any other cash amounts due or payable with respect to, in connection with or on Total Debt during such period , and (d) Interest Expense paid in cash or required to be paid in cash during such period.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer Pricing Agreements” means (i) the Master Services Agreement entered into between Parent and Evolving Systems Networks India Pvt Ltd, dated as of the 31st day of August, 2004, as amended December 8, 2004, June 1, 2005 and April 1, 2006, and the Master Services Agreement entered into between Borrower and Evolving Systems Networks India Pvt Ltd, dated as of the 1st day of June 2005, amended April 1, 2006, and (ii) agreements on transfer pricing in form and substance reasonably satisfactory to Bank.

“Treaty Lender” means a person which is beneficially entitled to interest under the Revolving Facility and (i) is treated as a resident of a Treaty State for the purposes of a Treaty, (ii) does not carry on a trade or business in the United Kingdom through a permanent establishment with which such person’s participation in this Agreement as a lender is effectively connected or to which payments under this Agreement are attributable; and (iii) is, pursuant to the terms of the relevant Treaty, entitled to full exemption from or repayment of United Kingdom tax in respect of interest payable by Borrower under the Revolving Facility.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom that makes provision for exemption from tax imposed by the United Kingdom on interest.

“TSE Contingent Obligations” means the deferred payment obligations to the Sellers (as defined in Section 1.4 of the TSE Purchase Agreement).

“TSE Purchase Agreement” means the Acquisition Agreement of Telecom Software Enterprises, LLC, dated as of October 15, 2004 among Evolving Systems, Inc., as Buyer, and Lisa Marie Maxson and Peter McGuire, as Sellers.

“UK Guarantor” means Evolving Systems Holdings Ltd and each Subsidiary of such company (other than Borrower) incorporated under the laws of England and Wales that subsequently becomes a Credit Party under this Agreement.

“Unfinanced Capital Expenditures” means, for any period, all Capital Expenditures made during such period other than any Capital Expenditures financed within 30 days of such expenditure with the proceeds of Permitted Indebtedness (Permitted Indebtedness, for this purpose, does not include advances under a revolving line of credit), including, without limitation, advances under the Revolving Facility and the revolving loan facility established pursuant to the US Loan Documents.

“U.S. Guarantor” means each of Parent and any other U.S. Subsidiary of Parent that subsequently becomes a Credit Party under this Agreement.

“U.S. Subsidiary” shall mean any Subsidiary of a Person incorporated or otherwise organized under the laws of the United States of America or a state of the United States of America or the District of Columbia.

“US Loan Agreement” means the Loan and Security Agreement dated the date hereof by and between Parent and Bank, as the same be amended, modified, supplemented or restated from time to time.

“US Loan Documents” means the US Loan Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed in connection with the US Loan Agreement.

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity, at the time as of which any determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Wholly-Owned Subsidiaries of such Person, or both.

Unless otherwise specified in any Loan Document, this Agreement, any other Loan Document and any agreement or contract referred to herein shall mean such agreement or contract, as modified, amended, supplemented or restated and in effect from time to time, subject to any applicable restrictions set forth in the Loan Documents.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.             LOAN AND TERMS OF PAYMENT.

2.1          Credit Extensions.

                Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder in accordance with the terms hereof.  Borrower shall also pay interest on the unpaid principal amount of Advances at rates in accordance with the terms hereof.

(a)           Revolving Advances.

(i)            Subject to and upon the terms and conditions of this Agreement, Borrower may request, and Bank shall make available, Advances from time to time in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line Limit or (ii) the Borrowing Base minus, in each case, the Letter of Credit Exposure and the FX Amount.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrower may prepay any Advances in whole or in part without penalty or premium.

(ii)           Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer of Borrower or a designee of a Responsible Officer of Borrower, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid after expiration of any applicable grace or cure period and the giving of any required notice of such non-payment.  Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof.  Bank will credit the amount of Advances made under this Section 2.1(a) to such deposit account or Obligation as Borrower specifies.

(b)           Letters of Credit.  Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of Borrower and the other Credit Parties (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line Limit or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the FX Amount at any time, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $500,000, and provided further that no Letter of Credit is used directly or indirectly to benefit the holders of the Subordinated Notes (as defined in the US Loan Agreement) or otherwise will violate Sections 151 to 158 of the Companies Act 1985.  All Letters of Credit shall be, in form and substance, acceptable to Bank in its reasonable discretion and shall be subject to (i) the terms and conditions of Bank’s form of standard application and letter of credit agreement with such changes thereto as Borrower and Bank may agree (the “Application”) and (ii) payment by Borrower of Bank’s standard fees.  In the event of any conflict between the terms of the Agreement and the terms of any Application, the terms of this Agreement shall control.  If Bank is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse the amount of the funds so advanced not later than 10:00 a.m. (Pacific time) on the date that such payment is made by Bank under the Letter of Credit, if Borrower shall have received written or telephonic notice of such payment prior to 9:00 a.m. (Pacific time) on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 10:00 a.m. (Pacific time), on the first Business Day that Borrower has such notice prior to prior to 9:00 a.m. (Pacific time), and, in the absence of such reimbursement, the unreimbursed amount automatically shall be deemed to be an Advance under Section 2.1(a).  To the extent an unreimbursed amount under a Letter of Credit is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such amount shall be discharged and replaced by the resulting Advance.  If any portion of the Letter of Credit Exposure, whether or not then due and payable, remains unpaid or outstanding on the Revolving Maturity Date or such earlier date as this Agreement may be terminated, Borrower shall:  (A) provide cash collateral therefor on terms reasonably acceptable to Bank; or (B) cause all such Letters of Credit and guaranties thereof, if any, to be cancelled and returned; or (C) deliver a stand-by letter (or letters) of credit in guarantee of such portion of the Letter of Credit Exposure, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to at least 105% of the aggregate maximum amount then available to be drawn under, such Letters of Credit to which such outstanding Letter of Credit Exposure relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are reasonably satisfactory to Bank.  The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever; provided, however, that after paying in full its reimbursement obligation hereunder, nothing herein shall adversely affect the right of Borrower to commence any proceeding against Bank for any wrongful disbursement made by Bank under a Letter of Credit as a result or solely to the extent of acts or omissions constituting gross negligence or willful misconduct on the part of Bank.  Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

(c)           Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions, including foreign exchange services (“FX Contracts”) and subject to the availability under the Revolving Line Limit and the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the Letter of Credit Exposure any time, Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date.  Borrower shall pay any standard issuance and other fees that Bank notifies Borrower in advance will be charged for issuing and processing FX Contracts for Borrower.  The FX Amount shall at all times be equal to or less than $500,000.  The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date.  The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its reasonable discretion from time to time.  If at any time the Revolving Facility is terminated or otherwise ceases to exist, Borrower shall promptly secure in cash all obligations under the Foreign Exchange Sublimit on terms reasonably acceptable to Bank.

2.2          Overadvances.  If the aggregate amount of the outstanding Advances plus the aggregate amounts outstanding under the Letters of Credit, and the FX Amount, exceeds the lesser of the Revolving Line Limit or the Borrowing Base at any time, Borrower shall promptly pay to Bank, in cash, and/or cash collateralize the obligations under outstanding Letters of Credit, in an aggregate amount equal to such excess.

2.3          Interest Rates, Payments, and Calculations.

(a)           Interest Rates.

(i)            Advances.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate per annum equal to one half of one percent (0.50%) above the Prime Rate.

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to four (4) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)           Payments.  Subject to Section 12.4(f), interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof.  To the extent permitted by applicable law, any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  Subject to Section 12.4 (Taxes), all payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.  Payments will be made via wire transfer to Bank.

(d)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4          Crediting Payments.  If an Event of Default does not exist, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  If an Event of Default exists, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5          Fees.  Borrower shall pay to Bank the following:

(a)           Facility Fee.  On the Closing Date, a Facility Fee equal to $25,000, which shall be nonrefundable; and

(b)           Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, not later than ten Business Days after written demand therefor.  Bank shall endeavor to provide reasonable supporting documentation for the amount of any Bank Expenses payable by Borrower to Bank under this Section 2.5(b).

2.6          Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding (other than contingent indemnity obligations for which no claim has been made) or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding (other than contingent indemnity obligations for which no claim has been made).

3.             CONDITIONS OF LOANS.

3.1          Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement, executed by Borrower;

(b)           a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)           a Guaranty from the UK Guarantor;

(d)           a Share Charge executed by the UK Guarantor together with the certificates for the shares charged thereby and transfers of these executed but undated and with the transferee left blank and together also with a Members’ Resolution of the Borrower amending its Articles of Association;

(e)           a Guaranty from the U.S. Guarantor;

(f)            a certificate of the Secretary of each Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of its respective Guaranty;

(g)           legal opinion from Borrower’s counsel, in a form acceptable to Bank;

(h)           payoff letter from CapitalSource Finance LLC and any documents required to terminate its security interest in Borrower’s assets;

(i)            the Debenture executed by Borrower;

(j)            payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(k)           most recent consolidated financial statements of Parent;

(l)            an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(m)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2          Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           in the case of an Advance, the timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form, in the case of an Advance, and on the effective date of such Credit Extension as though made at and as of each such date (except, in each case, to the extent where such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date), and no Event of Default shall have occurred and be continuing as of the date of such Credit Extension, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.             INSPECTION RIGHTS.

4.1          Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral and to audit Borrower’s Accounts in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.  Bank and any such officers, employees and agents shall maintain the confidentiality of all non-public information (whether written or verbal and whether specifically identified as “confidential”) obtained during such visits, inspections, examinations, audits or meetings in accordance with Section 12.9.  Until the US Loan Agreement is terminated and so long as no Event of Default has occurred and is continuing, Bank agrees to coordinate exercise of its rights under this Section 4.1 with any exercise of Bank’s rights under Section 4.4 of the US Loan Agreement.

5.             REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1          Due Organization and Qualification.  Borrower and each Subsidiary of Borrower is a corporation, partnership, or other form of entity, as the case may be, validly existing under the laws of its jurisdiction of incorporation, organization or formation and qualified and licensed to do business in each jurisdiction where the failure so to qualify or be licensed or qualified would reasonably be expected to result in a Material Adverse Effect.

5.2          Due Authorization; No Conflict.  The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party (a) are within Borrower’s powers, (b) have been duly authorized by all requisite company action, (c) are not in conflict with nor constitute a breach of any provision contained in Borrower’s Organizational Documents, and (d) will not constitute an event of default under any agreement to which Borrower is a party or by which Borrower is bound, the effect of which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  Borrower is not in default under any agreement to which it is a party or by which it is bound, the effect of which would reasonably be expected to result in a Material Adverse Effect.

5.3          No Prior Encumbrances.  Borrower has good and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its material property necessary or used in its ordinary course of business, free and clear of Liens, except for Permitted Liens.

5.4          Bona Fide Eligible Accounts.  The Eligible Accounts identified in the Borrowing Base Certificate most recently delivered to Bank are bona fide existing obligations.  The Borrowing Base Certificate most recently delivered to Bank pursuant to this Agreement correctly identifies in all material respects those Accounts of Borrower and Parent that are Eligible Accounts as of the date of such Borrowing Base Certificate.

5.5          Intellectual Property Collateral.  Borrower is the owner of, or has sufficient rights by license or otherwise in, the Intellectual Property Collateral necessary for the conduct of Borrower’s business, except for rights and licenses granted by Borrower in the ordinary course of business and rights and licenses as set forth in the Schedule.  As of the Closing Date, each of the Patents of Borrower is valid and enforceable, and to Borrower’s knowledge no part of the Copyrights, Patents or Trademarks of Borrower has been judged invalid or unenforceable, in whole or in part, and to Borrower’s knowledge no claim has been made that any part of the Copyrights, Patents or Trademarks of Borrower infringes the Copyrights, Patents or Trademarks of any third party.  After the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect:  (i) each of the Patents of Borrower is valid and enforceable; (ii) to Borrower’s knowledge no part of the Copyrights, Patents or Trademarks of Borrower has been judged invalid or unenforceable, in whole or in part; and (iii) to Borrower’s knowledge no claim has been made that any part of the Copyrights, Patents or Trademarks of Borrower infringes the Copyrights, Patents or Trademarks of any third party.  Except as set forth in the Schedule as of the Closing Date, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service (the “Materiality Threshold”).  Borrower agrees to provide notice to Bank, with delivery of its monthly Compliance Certificate, of any licenses that meet the foregoing Materiality Threshold.  Except as set forth in the Schedule or as disclosed in writing to Bank after the Closing Date, Borrower is not a party to, or bound by, any license that meets the Materiality Threshold that restricts the grant by Borrower of a security interest in Borrower’s rights under such license.

5.6          Name; Location of Principal Place of Business.  Except as disclosed in the Schedule, as of the Closing Date Borrower has not done business under any name other than that specified on the signature page hereof.  As of the Closing Date, the principal place of business of Borrower is located at the address indicated in Section 10 hereof.  As of the Closing Date, all Borrower’s Inventory and Equipment is located only at the location set forth in Appendix 2 attached hereto.

5.7          Merchantable Inventory.  All material Inventory is in all material respects of good and marketable quality free from all material defects, except for Inventory for which adequate reserves have been made.

5.8          Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary that is a Credit Party before any court or administrative agency which would reasonably be expected to have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9          No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any consolidated Subsidiary that Bank has received from Borrower fairly present in all material respects the consolidated financial position and results of operations of Borrower (or such Subsidiary) and its consolidated Subsidiaries as of the dates and for the relevant periods indicated (subject in the case of unaudited financial statements, to year end adjustments and matters that would be disclosed in financial statement notes).  Since the date of the most recent financial statements submitted to Bank, there has not occurred any Material Adverse Effect or, to Borrower’s knowledge, any event or condition that would reasonably be expected to result in a Material Adverse Effect.

5.10        Solvency, Payment of Debts.  Borrower is and, after giving effect to the transactions and Indebtedness contemplated by the Loan Documents, will be able to pay its debts within the meaning of the Insolvency Act of 1986.

5.11        Regulatory Compliance.  Neither Borrower nor any of its Subsidiaries that is a Credit Party has at any time operated or had maintained for the benefit of it and/or any of its employees a defined benefit occupation pension scheme other than as listed in the Schedule.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower is in compliance with all statutes, laws, ordinances or rules applicable to it, except where any such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

5.12        Environmental Condition.  Except as disclosed in the Schedule, the properties or assets of Borrower and its Subsidiaries that are Credit Parties have not been used by any such Person or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of the properties or assets of Borrower and its Subsidiaries that are Credit Parties has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any such Person; and none of the Borrower or any of its Subsidiaries that is a Credit Party has received a written summons, citation, notice, or directive from any governmental agency concerning any action or omission by any such Person resulting in the releasing, or otherwise disposing of, hazardous waste or hazardous substances into the environment.

5.13        Taxes.  As of the Closing Date, Borrower and each Subsidiary of Borrower that is a Credit Party has filed or caused to be filed all federal (if applicable) and all other tax returns required to be filed by such Person, and have paid, or have made adequate provision for the payment of, all taxes reflected therein (other than taxes that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Person in accordance with GAAP).  After the Closing Date, Borrower and each Subsidiary of Borrower that is a Credit Party has filed or caused to be filed all federal (if applicable) and all other material tax returns required to be filed by such Person, and have paid, or have made adequate provision for the payment of, all taxes reflected therein (other than taxes that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the applicable Person in accordance with GAAP).

5.14        Shares.  Borrower has full power and authority to grant a security interest in the Shares and no disability or contractual obligation (other than the contractual obligations of Borrower to CapitalSource Finance LLC and related security, which will be released and terminated effective as of the Closing Date) exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares, other than restrictions on transfer under applicable state and federal securities laws.  The Shares have been and will be duly authorized and validly issued, and are or will be fully paid and non-assessable.  As of the Closing Date, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.15        Subsidiaries.  As of the Closing Date, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.16        Government Consents.  Borrower and each Subsidiary of Borrower that is a Credit Party have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Person’s business as currently conducted in the jurisdictions where such business is currently conducted, except, where failure to do so would not reasonably, in each such case, be expected to result in a Material Adverse Effect.

5.17        Accounts.  Except as disclosed in the Schedule, as of the Closing Date, none of Borrower’s nor any Subsidiary’s bank accounts are maintained with a Person other than Bank.

5.18        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank in connection with the transactions contemplated by or pursuant to the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the factual statements contained in such certificates or statements taken as a whole materially misleading as of the time made or delivered in light of the circumstances under which it was made or delivered, provided that notwithstanding anything else contained in this Agreement or any Loan Document, Borrower does not make any representation, warranty or guaranty as to any projections furnished to Bank (except that such projections have been prepared by the Borrower on the basis of assumptions which were believed to be reasonable as of the date of such projections in light of current and reasonably foreseeable business conditions).

6.             AFFIRMATIVE COVENANTS.

So long as any Obligation shall remain unpaid (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank shall have any commitment to make Credit Extensions, Borrower shall do all of the following:

6.1          Good Standing.  Borrower shall (a) except as permitted under Section 7.3, maintain its and each of its Subsidiaries’ valid existence and good standing (to the extent such concept applies) in its jurisdiction of incorporation, organization or formation and (b) maintain qualification in each jurisdiction in which it is required under applicable law except where failure to maintain such qualification would not reasonably be expected to result in a Material Adverse Effect.  Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which would reasonably be expected to have a Material Adverse Effect.

6.2          Government Compliance.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which would reasonably be expected to have a Material Adverse Effect.

6.3          Financial Statements, Reports, Certificates.  Borrower shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Parent’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred twenty (120) days after the end of Parent’s fiscal year, audited consolidated financial statements of Parent prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies (which may be in electronic form) of all statements, reports and notices sent or made available generally by Parent or Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly after any officer of any Credit Party obtains knowledge thereof, a report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that would reasonably be expected to result in damages or costs to Borrower or any Subsidiary to the extent the amount in controversy exceeds $100,000 individually or $150,000 in the aggregate; (e) as soon as available, but in any event within thirty (30) days after the end of Parent’s fiscal year, an operating budget in a form reasonably acceptable to Bank and approved by Parent’s board of directors; (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (g) within ten (10) Business Days after the reasonable request of Bank, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any active or pending material United States Patent, Copyright or Trademark applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral (other than Foreign applications and registrations), including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

Within ten (10) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer of Borrower and Parent in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and accounts payable of Borrower and Parent.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer of Parent in substantially the form of Exhibit D hereto.

6.4          Inventory; Returns.  Borrower shall keep all material Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement.  Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.5          Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, following Bank’s reasonable request, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon Bank’s reasonable request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment referred to in this Section 6.5 if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or the applicable Subsidiary.

6.6          Insurance.

(a)           Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies, other than errors and omissions and D&O policies, shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  Upon the occurrence and during the continuance of any Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7          Accounts.  Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank or shall cause its accounts to be listed in the Debenture and be subject to the requirements and obligations set forth in the Debenture.

6.8          EBITDA.  Parent shall have, measured at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2008, EBITDA for the twelve month period ending on such date of not less than (a) $4,700,000 for the periods ending March 31, 2008 and June 30, 2008 or (b) $4,250,000 for any period thereafter.

6.9          Fixed Charge Coverage.  Parent shall have, measured at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2008, a Fixed Charge Coverage Ratio for the twelve month period ending on such date of at least (a) 1.30:1.00 for the period ending March 31, 2008 or (b) 1.15:1.00 for any period thereafter.

6.10        Senior Leverage Ratio.  Parent shall have, measured at the end of each fiscal quarter beginning with the fiscal quarter ending March 31, 2008, a ratio of (a) Senior Debt calculated on such date to (b) EBITDA for the twelve month period ending on such date of at least (i) 2.00:1.00 on any date of measurement to and including September 30, 2008 or (b) 1.75:1.00 on any date of measurement thereafter.

6.11        Minimum Liquidity.  Parent shall have, measured at the end of each month, a balance of Cash on a consolidated basis plus Net Accounts of not less than $4,500,000.  “Net Accounts” means, without duplication, Accounts of the Credit Parties and the “Credit Parties” under and as defined in the US Loan Agreement aged less than 90 days (or, in the case of Qwest, Vodafone Egypt and Cable & Wireless Panama, 120 days) from invoice date.

6.12        Intellectual Property Rights.

(a)           Borrower shall promptly give Bank written notice of any applications or registrations of Patents or Trademarks filed with the United States Patent and Trademark Office, or the UK Intellectual Property Office (with respect to patent or trademark filings), including the date of such filing and the registration or application numbers, if any.  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office or the UK Intellectual Property Office (with respect to copyright filings), including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, and upon the request of Bank, shall file such documents against any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrower shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b)           Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section, provided such audit will occur at a time and place agreed to by both parties, will be designed not to disrupt the business operations of Borrower and may not occur more often than once per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section to take but which Borrower fails to take, after 15 days’ prior written notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable out-of-pocket costs and reasonable out-of-pocket expenses incurred in the reasonable exercise of its rights under this Section.

6.13        Future Stock Pledges and Guaranties.  Borrower shall notify Bank at the time that any Person becomes a Subsidiary of Borrower or a U.S. Subsidiary of Parent, and promptly thereafter (and in any event within ten Business Days after the appropriate documents are provided to Borrower by Bank) (a) cause such Subsidiary to execute and deliver to Bank a joinder to the applicable Guaranty to become a Guarantor, and (b) pledge the Capital Stock in such Subsidiary to Bank to secure the Obligations; provided that, the foregoing provisions of this Section 6.13 to the contrary notwithstanding, nothing in this Section 6.13 shall require a Credit Party to grant any Lien in favor of Bank in relation to the Capital Stock of Evolving Systems GmbH, nor shall Evolving Systems GmbH be required to execute a joinder to the Guaranty.

6.14        Consent of Inbound Licensors.  Other than licenses in the ordinary course, prior to or within a reasonable period of time after entering into or becoming bound by any license or agreement, Borrower shall:  (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

6.15        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.             NEGATIVE COVENANTS.

So long as any Obligation shall remain unpaid (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and Bank shall have any commitment to make Credit Extensions hereunder, Borrower will not do any of the following:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:

(a)           Transfers of Inventory, use of cash, or liquidation or sale of cash equivalents, in each case in the ordinary course of business;

(b)           Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business (such license may include a restriction on assignability of the license and its continuation after a Change in Control);

(c)           Transfers (whether in a single transaction or a series of transactions) of obsolete, worn out, replaced, damaged or excess property that is no longer needed in the ordinary course of business and has a book value not exceeding $200,000 in the aggregate in any fiscal year;

(d)           Transfers not specifically permitted otherwise in this Section 7.1 (other than Capital Stock of a Credit Party to the extent owned by another Credit Party) to the extent (i) such sale is for fair market value and the aggregate fair market value of all assets so sold does not exceed an amount equal to $250,000 in any fiscal year, (ii) no Default or Event of Default exists or otherwise would result therefrom, (iii) after giving effect to such transaction, Parent is in compliance on a pro forma basis with the financial covenants referenced in Sections 6.8 to 6.11 (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto as of the first day of such period), and (iv) the sole consideration therefor received by Borrower or such Subsidiary is cash;

(e)           Transfers in connection with transactions otherwise permitted under the other subsections of this Section 7 to the extent permitted thereunder; and

(f)            Transfers of property to any other Credit Party.

7.2          Change in Business; Change in Control or Principal Place of Business.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the development, distribution and implementation of software primarily for the communications industry and the provision of related services, and other activities that are reasonably incidental or ancillary thereto; or suffer or permit a Change in Control; or without twenty (20) days prior written notification to Bank, relocate its principal place of business or jurisdiction of incorporation or formation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, other than:

(a)           Permitted Investments; and

(b)           upon not less than ten (10) Business Days’ prior written notice to Bank, any Subsidiary of Borrower may (A) merge with, or dissolve or liquidate into, or transfer its property to, Borrower or a Wholly-Owned Subsidiary of Borrower that is a Credit Party, provided that, with respect to any such merger, Borrower or such Wholly-Owned Subsidiary shall be the continuing or surviving entity and (B) merge with, or dissolve or liquidate into, or transfer its property to a Wholly-Owned Subsidiary of Parent as permitted by the US Loan Documents.

7.4          Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5          Encumbrances; Negative Pledges.  (a) Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or (b) agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so except (i) in connection with any document or instrument governing Liens related to purchase money Indebtedness and capital leases which, in each case, otherwise constitute Permitted Liens, (ii) leased equipment, intellectual property and general intangibles of Borrower to the extent excluded from the Collateral, (iii) any Hedging Agreements, so long as such prohibition is limited to the assets securing Borrower’s or such Subsidiary’s obligations under the applicable Hedging Agreement and (iv) as a result of the Loan Documents and the US Loan Documents.

7.6          Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Capital Stock, or permit any of its Subsidiaries to do so, except that:

(a)           Borrower and its Subsidiaries may make payments pursuant to and in accordance with the Cross License Agreement and Transfer Pricing Agreements; and

(b)           Borrower and any Wholly-Owned Subsidiary of Borrower may declare and pay dividends and other distributions to Parent or to any other Wholly-Owned Subsidiary of Parent that is a Credit Party.

7.7          Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower except (i) as a result of the Loan Documents and the US Loan Documents and (ii) as permitted under the Transfer Pricing Agreements.

7.8          Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for:

(a)           transactions expressly permitted by, and subject to the terms of, this Agreement, the other Loan Documents and the US Loan Documents;

(b)           compensation and employment arrangements with employees, officers and directors in the ordinary course of business; and

(c)           (i) transactions between or among any of the Credit Parties and/or their Wholly-Owned Subsidiaries that are, or concurrent with such transaction becomes, a Credit Party and (ii) transactions between or among the Parent and its Subsidiaries that are permitted by the US Loan Agreement;

(d)           the Cross License Agreement and the Transfer Pricing Agreements;

(e)           the agreements identified in the Schedule; and

(f)            other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9          Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent except as permitted under the applicable subordination agreement.

7.10        Inventory and Equipment. Store any Inventory or Equipment with a fair market value in excess of $250,000 with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than (i) one or more of the locations set forth in Appendix 2 attached hereto or (ii) any other location or locations disclosed to Bank in writing.

7.11        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.             EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1          Payment Default.  If Borrower fails to pay (a) when due, any principal on any Advance or (b) within two (2) Business Days after the same shall become due and payable, any interest, Bank Expenses or other Obligations (other than principal) provided for or required under this Agreement or the other Loan Documents;

8.2          Covenant Default.

(a)           If Borrower fails to perform any obligation under Section 6.3 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.7 (EBITDA), 6.8 (Fixed Charge Coverage Ratio), 6.9 (Senior Leverage Ratio), 6.10 (Minimum Liquidity) or 6.13 (Future Stock Pledges and Guaranties) or violates any of the covenants contained in Article 7 of this Agreement; or

(b)           If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, or in any of the other Loan Documents and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 30 days after Borrower receives written notice thereof or any officer of Borrower becomes aware thereof, and within such time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period).

8.3          Material Adverse Effect.  A Material Adverse Effect occurs;

8.4          Attachment.  (a) If any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value in excess of $175,000 individually or $350,000 in the aggregate and is not discharged within 30 days, (b) if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for more than fifteen (15) calendar days which is reasonably likely to be, have or result in a Material Adverse Effect, (c) if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate and such lien or encumbrance has not been released or removed within thirty (30) days of attaching, or (d) if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing as described in clauses (a) through (d) shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5          Insolvency.  If (a) Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts other than as a result of a bona fide dispute being contested in good faith or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (b) the value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities), or (c) a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of the Borrower.

8.6          Insolvency Proceedings.  If any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower other than, in the case of a winding-up, a winding up petition which is proved to the satisfaction of Bank (acting in good faith) to be an abuse of process or to have no real prospect of success and which is, in any event, discharged, stayed or dismissed within 14 days of its presentation and before it is advertise, (b) a composition, compromise, assignment or arrangement with any creditor of the Borrower, (c) the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of the Borrower, or (d) any analogous procedure or step is taken in any jurisdiction.

8.7          Other Agreements.  If there is (a) an “Event of Default” as defined in the US Loan Agreement, (b) a default in the payment of any principal of or interest when due on any Indebtedness of Borrower (other than the Obligations) in the outstanding principal amount in excess of $250,000 in the aggregate, which default is not cured or waived within any applicable grace or cure period, or (c) a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound relating to any Indebtedness (other than the Obligations) in the outstanding principal amount in excess of $750,000 in the aggregate, which default or breach is not cured or waived within any applicable grace or cure period, which results in a right by a third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness;

8.8          Judgments.  If a judgment or judgments for the payment of money in an amount of at least $175,000 individually or $350,000 in the aggregate (excluding judgments and decrees to the extent covered by third party insurance of Borrower where such coverage has been acknowledged by the insurer) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days of being rendered

(provided that no Credit Extensions will be required to be made prior to the satisfaction or stay of such judgment);

8.9          Misrepresentations.  If any warranty or representation set forth herein or in any certificate delivered to Bank by Borrower pursuant to this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

8.10        Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any Guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”) which failure to perform or  is not cured or waived within any applicable grace or cure period, or any “event of default” occurs under any Guaranty Document or any Guarantor revokes or purports to revoke a Guaranty, or any warranty or representation of a Guarantor set forth in any Guaranty Document to which such Guarantor is a party or in any certificate delivered to Bank by a Guarantor in connection with any Guaranty Document shall prove to have been incorrect in any material respect when made or deemed made, or if any of the circumstances described in Sections 8.4, 8.5 or 8.6 (as to the UK Guarantor only), 8.7 or 8.8 occur with respect to any Guarantor.

9.             BANK’S RIGHTS AND REMEDIES.

9.1          Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other Loan Document;

(c)           Exercise any or all of its rights, remedies, powers or discretions to the extent such right, remedy or power arises as a result of an Event of Default under the Loan Documents; and

(d)           Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letters of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and borrower shall promptly deposit and pay such amounts.

9.2          Accounts Collection.  At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  After the occurrence and during the continuance of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and promptly deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.3          Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable written notice to Borrower:  (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank reasonably deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable within 10 Business Days following demand, and, to the extent not paid when due, shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.4          Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.5          Demand; Protest.  Except as expressly provided for herein or in any other Loan Document, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default or any other notice (to the maximum extent permitted by applicable law) of any kind in connection with the Loan Documents or the Collateral.

10.          NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	EVOLVING SYSTEMS LIMITED
9777 Pyramid Court, Suite 100
Englewood, CO 80112
Attn: Anita T. Moseley, Company Secretary
FAX: (303) 802-1138

with a copy to:	Attn: Brian R. Ervine, Director
FAX: (303) 802-1420

If to Bank:	Bridge Bank, N.A.
55 Almaden Blvd.
San Jose, CA 95113
Attn: Dan Pistone
FAX: (408) 423-8520

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

Notices sent by personal delivery or recognized overnight delivery service, or mailed by first-class, certified or registered mail, shall be deemed to have been given when received; notices sent by telefacsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day).  Notices delivered through electronic communications to the extent provided in the next paragraph shall be effective as provided in such paragraph.

Notices and other communications to Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Bank.  Bank may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless each of the Persons sending and receiving particular notices or communications otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient by return e-mail (but excluding automated return e-mail, such as e-mail sent by the “return receipt requested” function) or other written acknowledgement, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.          CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the non-exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.          GENERAL PROVISIONS.

12.1        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Subject to compliance with Section 12.4 by both Bank and the Transferee (as defined in Section 12.4 (Taxes)), Bank shall have the right without the consent of or notice to Borrower’s to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and the other Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower under this Agreement and the other Loan Documents (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by the gross negligence or willful misconduct of the Person seeking indemnification.

12.3        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4        Taxes

(a)           Subject to this Section 12.4, any and all payments by Borrower or any other Credit Party to Bank under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of Bank by the jurisdiction under the laws of which Bank is organized or maintains a Lending Office or other taxable presence or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)           In addition, Borrower and the other Credit Parties shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           Subject to this Section 12.4, the Credit Parties shall indemnify and hold harmless Bank for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 12.4) paid by Bank and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted except in the case of Taxes or Other Taxes incurred due to the wilful breach by Bank of any law or regulation.  Payment under this indemnification shall be made within three (3) Business Days from the date Bank makes written demand therefor.

(d)           If any Credit Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to Bank, then, subject to this Section 12.4:

(i)            the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.4), Bank receives an amount equal to the sum it would have received had no such deductions been made;

(ii)           such Credit Party shall make such deductions; and

(iii)          such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e)           Within ten (10) days after the date of any payment by any Credit Party of Taxes or Other Taxes, Borrower shall furnish to Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Bank.

(f)            Subject to the proviso to this Section 12.4(f), Bank shall not  be entitled to any additional amounts solely in respect of a deduction or withhold for or on account of United Kingdom Taxes (a “UK Withholding Tax Deduction”) in respect of interest payable by the Borrower hereunder, if on the date on which the payment falls due, the payment could have been made to Bank without a UK Withholding Tax Deduction if Bank was entitled under a Treaty to a full exemption from UK Withholding Tax Deductions in respect of interest payable hereunder, but on such date Bank is not or has ceased to be entitled to a full exemption from UK Withholding Tax Deductions other than as a result of any change after the Closing Date in any existing law, regulation, treaty or directive or in the interpretation or application thereof; provided that, in the case of the first due date for the payment of interest under Section 2.3(c) (i.e., March 10, 2008), where Section 12.4(i)(ii) applies and has been complied with by Bank, but an approval under the Treaty has not yet been obtained, interest hereunder shall accrue but not be payable (and shall not thereby be treated as an Advance) until the earlier of (x) an Event of Default occurring, and (y) the relevant approval being granted and (z) the date which (but for this provision) would have been the second due date for the payment of interest under Section 2.3(c) (i.e., April 10, 2008) and Section 2.3(c) shall be varied accordingly.  On the earlier of (i) three (3) Business Days following Bank notifying Borrower that the relevant approval has been granted or Borrower otherwise becoming aware thereof and (ii) such second due date for the payment of interest under Section 2.3(c) (i.e., April 10, 2008), interest shall in any event be payable in accordance with Section 12.4(a) and (d).

(g)           Notwithstanding any other provision of any Loan Document but subject to the next following sentence, if at any time after the Closing Date or the making of any Advance (x) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (y) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (z) compliance by Bank with new request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects Bank to any tax, levy, impost, deduction, assessment, charge or withholding imposed by any taxing authority with respect to any Loan Document, or changes the basis of taxation of payments to Bank of any amount payable thereunder (except in each case, for net income taxes imposed generally by any taxing authority under the law of the jurisdiction where Bank is organized or where it has a Lending Office or its principal place of business (or, if different, in which, other than by reason of its execution and performance of the Loan Documents, it is treated as resident for tax purposes) or in which its applicable lending office is located, with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Bank), or (ii) imposes on Bank any other condition or increased cost (not related to  taxation) in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Bank of making or continuing or maintaining any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, the Credit Parties shall promptly pay to Bank any additional amounts necessary to compensate Bank, on an after-tax basis, for such additional cost or reduced amount as determined by Bank (acting reasonably and in good faith).  The Credit Parties shall not be required to pay any amounts as provided in the preceding sentence, (i) to the extent such increased cost or reduced amount is attributable to the wilful breach by Bank (or its Affiliate) of any law or regulation, (ii) to the extent such increased cost or reduced amount is attributable to a withholding for or on account of Tax in respect of which the Credit Parties have complied with Section 12.4(d) or (iii) to the extent Bank shall have already been compensated, or is not entitled to compensation, for such increased cost or reduced amount under Section 12.4(c).  If Bank becomes entitled to claim any additional amounts pursuant to this Section 12.4 it shall reasonably promptly after obtaining knowledge thereof notify Borrower of the event by reason of which Bank has become so entitled, and each such notice of additional amounts payable pursuant to this Section 12.4 submitted by Bank to the Credit Parties shall, absent manifest error, be final, conclusive and binding for all purposes.

(h)           If at any time the Borrower or any other Credit Party is required by law to make any deduction or withholding from any sum payable by it under this Agreement or any other Loan Document (or if subsequently there is any change in the rates at which or the manner in which such deductions or withholdings are calculated), it shall promptly notify Bank upon becoming aware of the same.  In addition, Bank shall promptly notify Borrower upon becoming aware of any circumstances as a result of which Borrower or any other Credit Party is or would be required to make any deduction or withholding from any sum payable by it under this Agreement or under any other Loan Document (or if subsequently there is or would be any change in the rates at which or the manner in which such deductions or withholdings are calculated), whether as a result of Bank ceasing to beneficially own interest payable hereunder or otherwise.  If Bank ceases to be a Treaty Lender by reason of an action taken by Bank or by reason of a failure by Bank to take any action as required by this Agreement shall, upon becoming aware of such action or failure, also promptly notify Borrower of its change in status, the date of such change and the reason for its change in status.  The Borrower or any Credit Party, as appropriate, shall pay the full amount deducted to the relevant taxing or other authority in accordance with the applicable law and promptly provide an original tax certificate of withholding to Bank.

(i)            To the extent that the Borrower or another Credit Party reasonably determines that (i) Bank may recover Taxes deducted from payments made by Borrower or such Credit Party under any Loan Document to the extent Borrower or such Credit Party shall have paid additional amounts in respect of such Taxes under Section 12.4(d) or (ii) a withholding or deduction for or on account of taxes may be avoided or reduced if, in either case, Bank completes certain procedural formalities and/or provides properly completed and executed documentation prescribed by applicable law, Bank shall within a reasonable timeframe cooperate with Borrower to complete such procedural formalities and/or provide such documentation to the Borrower (in each case but save as further provided below, upon the Borrower’s reasonable request and at the Borrower’s sole cost and expense); and provided that (save as further provided below Bank determines in its sole, good faith reasonable judgment that completing such procedural formalities and/or providing such documentation will not disadvantage or prejudice Bank in any manner and provided further that Bank acknowledges that Section 12.4(i)(ii) applies (without limitation to any further application of this Section 12.4(i)) from the date of this Agreement until the date on which Bank receives approval under the Treaty to a full exemption from UK Withholding Tax Deductions in respect of interest payable hereunder and the costs of completing with the requisite procedural formalities in respect of such approval shall be borne by Bank.

(j)            If Bank determines in its sole, good faith reasonable judgment that it has received a remission for, or a refund or direct credit in respect of and specifically associated with any Taxes or Other Taxes as to which it has been indemnified by any Credit Party, or with respect to which such Credit Party has paid additional amounts, it shall promptly notify the Credit Party of such remission, refund or direct credit and shall within 30 days from the date of receipt of such refund or benefit of such remission or direct credit pay over the amount of such refund or benefit of such remission or direct credit (including any interest paid or credited by the relevant Governmental Authority attributable to such remission, refund or direct credit) to the Credit Party but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party with respect to the Taxes or Other Taxes giving rise to such remission, refund or direct credit, net of all out-of-pocket expenses of such Person.  Notwithstanding any other provision of this Agreement, if Bank has made a payment to any Credit Party in respect of a remission, refund or direct credit of Taxes or Other Taxes pursuant to the preceding sentence, to the extent any remission is withdrawn or any refund or direct credit is required to be repaid to the relevant taxing authority, such amount shall be treated as a Tax subject to indemnification under this Section 12.4.

(k)           If, at any time, Borrower requests Bank to deliver any forms or other documentation in addition to those forms required to be delivered by such Lender pursuant to Section 12.4, then Borrower shall, on demand reimburse Bank for any costs and expenses (including attorneys’ fees and expenses) reasonably incurred by Bank in the preparation or delivery of such forms or other documentation.

(l)            If Borrower is required to pay additional amounts to Bank pursuant to Section 12.4, then Bank shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrower which may thereafter accrue if such change in the judgment of Bank is not otherwise disadvantageous to Bank.  In addition to the foregoing and if Bank deems it commercially reasonable in its sole discretion, such Lender agrees to obtain a refund or credit for any additional amounts paid by Borrower to Bank pursuant to Sections 12.4, and, to the extent any such refund or credit is obtained, apply such amounts to the outstanding Obligations owing by such Credit Party under this Agreement.  The Borrower shall indemnify the Bank for all costs and expenses reasonably incurred by the Bank as a result of steps taken by it pursuant to this Section 12.4(l).

(m)          If:

(i)            Bank (the “Existing Bank”) assigns or transfers any of its rights or obligations under this Agreement or changes its Lending Office; and

(ii)           as a result of circumstances existing at the date the assignment, transfer or change occurs, a Credit Party would be obliged to make a payment to the assignee or transferee (the “Transferee”) or Bank acting through its new Lending Office under this Section 12.4, then the Transferee or Bank acting through its new Lending Office is only entitled to receive payment under this Section 12.4 to the same extent as the Existing Bank or Bank acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred.

(n)           On claiming reimbursement or compensation pursuant to this Section 12.4 Bank shall deliver to Borrower a certificate setting forth in reasonable detail the amount payable to Bank hereunder and such certificate shall be conclusive and binding on the Credit Parties in the absence of manifest error.

(o)           The agreements and obligations of the Credit Parties in this Section 12.4 shall survive the payment of all other Obligations.  Save as provided otherwise in this Section 12.4, this Section 12 does not in any way limit the obligations of any Credit Party under the Loan Documents.

12.5        Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6        Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic copy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.8        Survival.  All covenants, representations and warranties made in this Agreement shall survive the execution and delivery of the Loan Documents and the making and funding of the Advances so long as any Obligations remain outstanding (other than contingent indemnity obligations for which no claim has been made) or Bank has any obligation to make Credit Extensions to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 and the confidentiality provisions of Section 12.9 shall survive until all applicable statute of limitations periods with respect to actions that may be brought have run.

12.9        Confidentiality.  In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement or the other Loan Documents except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.9), (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have (x) entered into a comparable confidentiality agreement in favor of Borrower to which Borrower is a party or pursuant to which Parent and its Subsidiaries are third party beneficiaries and (y) delivered a copy of such confidentiality agreement to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank by a regulatory authority or examiner regulating or having jurisdiction over Bank and requiring or requesting such disclosure and (v) as Bank may determine in connection with the enforcement of any remedies hereunder at any time during the existence of an Event of Default.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank with no confidentiality obligations to a third party, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party on a non-confidential basis other than as a result of this Section 12.9, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.  Should Bank be required to disclose any such information by virtue of a subpoena or similar process by any court, tribunal, or agency pursuant to items (iii), (iv) or (v) above, then Bank shall use commercially reasonable efforts to promptly notify Borrower thereof so as to allow Borrower or the other applicable Credit Party, at its sole cost and expense, to seek a protective order or to take any other appropriate action to protect its rights.

12.10      Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

12.11      No Consequential Damages.  No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or Bank, shall be liable to any other party to this Agreement or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EVOLVING SYSTEMS LIMITED

By:
Brian R. Ervine

Title:	Director

BRIDGE BANK, N.A.

By:

Title:

APPENDIX 1

NAME OF ACCOUNT DEBTOR	% WH TAXES
Accenture	10%
Alaska Communications
Alcatel
Alltel
AT&T Bellsouth
AT&T Cingular
Comcast
Cox
Cable & Wireless — Panama
Leap/Crickett
Lucent
Qwest
AT&T (Formerly SBC)
Shaw
SNET
Sprint/Nextel
Embarq
Telenor Pakistan
Telcordia
Tw Telecom
TNS
Vartec
Verisign
Verizon
Accenture
American Telecommunication, Inc.	Brazil 25% & 20%; Mexico 10%
Bulgaria Telecom	15%
British Telecom
Cable & Wireless
Cybercity
Danet
Lebanon MIC 1 S.A.L.
Hutchison UK
Hutchison Whampoa
Inmarsat
Monet
MTN SA
MTN Nigeria	5%
NEC Japan
NTL (Acquired By Virgin Media)
Siemens AG/VIPNet
Siemans CAC
Nokia/Siemans
SiMobile
Swisscom
T-Mobile
Tele2
Virgin Media
VipNet
Vodafone Egypt	15%
Vodafone Greece
IBM Greece
Vodafone Japan	10%
Vodafone UK
Wireless Trade	5%

Appendix 2

Locations of Inventory and Equipment

Office Locations

Evolving Systems, Inc. 9777 Pyramid Court, Suite 100 Englewood, CO 80112 USA

Evolving Systems Limited One Angel Square Torrens Street London EC1V 1PL UK

Evolving Systems Limited Riverside Buildings 108 Walcot Street Bath BA1 5BG UK

Tertio Deutschland GmbH Erich-Zeitler-Strasse 12 85737 Ismaning Munich Germany

Evolving Systems Networks India Private Ltd. 3rd Floor, HM Geneva House 14, Cunningham Road Bangalore — 560 052 India

Evolving Systems Networks India Private Ltd. Shah Sultan Complex Door No. 17, Ali Asker Road Bangalore — 560 052 India

Evolving Systems Limited
P-3-15, Plaza Damas
60, Jalan Sri Hartamas 1,
Sri Hartamas
50480 Kuala Lumpur
Malaysia

EXHIBIT B

ADVANCE REQUEST FORM

1

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: EVOLVING SYSTEMS LIMITED	Lender: Bridge Bank, N.A.

Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due*	$
5.	Balance of 35% over 90 day accounts	$
6.	Concentration Limits*
7.	Foreign Accounts	$
8.	Governmental Accounts	$
9.	Contra Accounts	$
10.	Demo Accounts	$
11.	Intercompany/Employee Accounts	$
12.	Other (please explain on reverse)	$
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14.	Eligible Accounts (#3 minus #13)		$
15.	LOAN VALUE OF ELIGIBLE ACCOUNTS (80% of #14)		$
16.	Eligible Cash		$
17.	LOAN VALUE OF ELIGIBLE CASH (100% of #16)		$
18.	LOAN VALUE OF ACCOUNTS PLUS ELIGIBLE CASH (#15 plus #17)
BALANCES
19.	Maximum Loan Amount		$5,000,000
20.	Total Funds Available [Lesser of #18 or #19]		$
21.	Present balance owing on Line of Credit		$
22.	Outstanding under Sublimits (Letters of Credit, FX Contracts)		$
23.	AVAILABILITY (#20 minus #21 and #22)		$

* Or 120 days in the case of Accounts of Qwest, Vodafone Egypt and Cable & Wireless Panama (or any of their respective successors)

The undersigned represents and warrants that the foregoing is true, complete and correct in all material respects, and that the information reflected in this Borrowing Base Certificate complies in all material respects with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, N.A..

EVOLVING SYSTEMS LIMITED

By:
Authorized Signer

1

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	BRIDGE BANK, N.A.

FROM:	EVOLVING SYSTEMS LIMITED

     The undersigned authorized officer of EVOLVING SYSTEMS LIMITED (“Borrower”) hereby certifies, solely in his or her capacity as an authorized officer of Borrower, that in accordance with the terms and conditions of the Loan Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in compliance for the period ending                                with all covenants except as noted below, (ii) no Default or Event of Default exists as of the date hereof[, except as set forth in Schedule [    ] attached hereto], and (iii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof except [(x) as set forth in Schedule [    ] attached hereto and (y)] to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date.  Attached herewith are the [audited/unaudited] financial statements required pursuant to Section 6.3[(a)][(b)] of the Agreement.  Such financial statements fairly present in all material respects the consolidated financial position and results of operations of Borrower (or such Subsidiary) and its consolidated Subsidiaries as of the dates and for the relevant periods indicated (subject in the case of unaudited financial statements, to year end adjustments and matters that would be disclosed in financial statement notes). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 30 days		Yes	No	N/A
Annual (CPA Audited)	FYE within 120 days		Yes	No	N/A
10K and 10Q	(as applicable)		Yes	No	N/A
A/R Audit	Initial and Annual		Yes	No	N/A
Operating Budget	within 30 days of FYE		Yes	No	N/A
IP Report	Upon Bank’s request within 10 days		Yes	No	N/A
Deposit balances with Bank	$		Yes	No	N/A
Deposit balances outside Bank	$		Yes	No	N/A
5% Licenses Report	Monthly		Yes	No	N/A

Financial Covenant	Required	Actual	Complies

EBITDA measured on a trailing 12 month basis*	$4,700,000 through 6/30/08 and $4,250,000 thereafter	$	Yes	No	N/A
Fixed Charge Coverage Ratio*	1.30:1.00 through 3/31/2008; 1.15:1.00 thereafter	:1.00	Yes	No	N/A
Senior Leverage Ratio*	2.25:1.00 through 9/30/2008; 1.75:1.00 thereafter	:1.00	Yes	No	N/A
Minimum Liquidity	$4,500,000	$	Yes	No	N/A

*beginning March 31, 2008 and at the end of each fiscal quarter thereafter.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Sincerely,	Received by:
AUTHORIZED SIGNER

Date:
Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
Date:	Compliance Status	Yes	No

1

ANNEX A

SHARES

None.

1